Exhibit 4.3(c)

                         ENTERPRISE FUNDING CORPORATION
                      c/o MERRILL LYNCH MONEY MARKETS INC.
                      World Financial Center - South Tower
                               225 Liberty Street
                            New York, New York 10281


November 13, 1995


Ms. Cindy Whitaker
Union Acceptance Funding Corporation
45 North Pennsylvania Street, Lower Level
Indianapolis, Indiana 46204

Dear Cindy:

This letter is to confirm our agreement to amend the Transfer and Administration Agreement between Union Acceptance Corporation (the "Collection Agent"), Union Acceptance Funding Corporation (the "Transferor") and Enterprise Funding Corporation (the "Company") dated June 27, 1995 and as amended to date. This letter agreement shall be effective November 17, 1995.

         The Transfer and Administration Agreement shall be amended as follows:

         In Section 1.1, the final clause of the definition of "Net Receivable Balance" shall be amended to read "then the percentage specified in clause (i) above shall be 10% or a greater percentage as agreed upon by the Transferor, the Collection Agent, and the Company on the date that either event specified in clause (A) or clause (B) above is announced and to be effective as of the closing date of such Securitized Pool."

The Transferor hereby represents and warrants that the representations and warranties of the Transferor set forth in Section 3.1 of the Transfer and Administration Agreement are true and correct as of the date hereof (except those representations and warranties set forth therein which specifically relate to an earlier date).

All other terms and conditions of the Agreement not amended by this letter agreement shall remain unchanged and in full force and effect.




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If this letter  correctly  sets forth our  agreement,  please sign the  enclosed duplicate original and return to Michelle M. Heath, NationsBank Investment Banking, NationsBank Corporate Center, 10th Floor, Charlotte, North Carolina 28255 by November 17th, 1995.

Sincerely,

ENTERPRISE FUNDING CORPORATION


By: /s/ Thomas S. Dunstan
Name: Thomas S. Dunstan
Title: Vice President

Accepted and Agreed:

UNION ACCEPTANCE FUNDING CORPORATION
as Transferor


By: /s/ Cynthia F. Whitaker
Name: Cynthia F. Whitaker
Title: Vice President and Secretary
Date:

UNION ACCEPTANCE CORPORATION
as Collection Agent


By: /s/ John M. Stainbrook
Name: John M. Stainbrook
Title: President
Date:


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